Exhibit 10.1

Waiver and Consent agreement dated February 9, 2011,
between Move, Inc. and both Elevation Partners, L.P. and Elevation Side Fund, LLC

WAIVER AND CONSENT
(“Waiver and Consent Letter”)

February 9, 2011

Move, Inc.
30700 Russell Ranch Road
Westlake Village, CA 91362

Dear Sirs:

Reference is made to the Certificate of Designation of Series B Convertible Participating Preferred Stock (“Series B Preferred”) of Move, Inc., a Delaware corporation (f/k/a Homestore, Inc.) (the “Company”), as filed with the Secretary of State of the State of Delaware on November 29, 2005 and as in effect on the date hereof (the “Certificate of Designation”) and the Stockholders Agreement, dated as of November 29, 2005 (the “Stockholders Agreement”) among the Company, Elevation Partners, L.P., a Delaware limited partnership (“Elevation”) and Elevation Employee Side Fund, LLC (“Side Fund”, and together with Elevation, the “Stockholders”).  All capitalized terms used but not defined herein shall have the respective meanings set forth in the Certificate of Designation.

The Stockholders are collectively the holders of record of all of the outstanding shares of Series B Preferred as of the date hereof and have agreed to provide this waiver of certain provisions of the Certificate of Designation so as to permit a partial redemption of the Series B Preferred.  Accordingly, in consideration of the premises contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1.
Each of the Stockholders hereby agrees to the optional redemption by the Company of the Redemption Shares (as defined below), in each case at the Redemption Price as determined in accordance with the Certificate of Designation and on a Redemption Date on or prior to February 28, 2011 (the “Partial Redemption”), and to the extent (and in each case only to the extent) required to effect the Partial Redemption, each of the Stockholders hereby:

a.
waives the provisions of Section 6(b)(i) of the Certificate of Designation that would require any optional redemption pursuant to such section include all of the outstanding shares of Series B Preferred;

b.
waives the provisions of Section 6(b)(ii) of the Certificate of Designation that would require no less than thirty (30) days notice prior to the Redemption Date for the Partial Redemption, so long as no less than ten (10) days prior notice is provided with respect to such Redemption Date; and

c.
waives the provisions of Section 6(c)(i) of the Certificate of Designation that would required the deposit of the Redemption Price with a redemption agent in trust, and agrees that in lieu thereof, the Redemption Price with respect to the Partial Redemption may be paid to the Stockholders on the Redemption Date by wire transfer of immediately available funds to the account or accounts designated by each Stockholder in a written notice to the Company.

2.
The “Redemption Shares” are an aggregate of 70,000.00 shares of the Series B Preferred, which shall consist for all purposes (including without limitation the Certificate of Designation and the Stockholders Agreement) of the following:

a.	19,039.86 shares of Series B Preferred paid to Elevation prior to the Redemption Date as Regular Dividends and currently held of record by Elevation,

b.	4.19 shares of Series B Preferred paid to Side Fund prior to the Redemption Date as Regular Dividends and currently held of record by Side Fund,

c.	50,944.74 shares of Series B Preferred issued to Elevation on the Original Issue Date and currently held of record by Elevation, and

d.	11.21 shares of Series B Preferred issued to Side Fund on the Original Issue Date, and currently held of record by Side Fund.

Upon consummation of the Partial Redemption, the Stockholders will hold in the aggregate (i) for purposes of the Certificate of Designation, 49.04% of the shares of Series B Preferred Stock that were issued to the Stockholders on the Original Issuance Date (as adjusted for stock dividends, splits, combinations and similar events, but not for conversion or Regular Dividends) and (ii) for purposes of the Certificate of Designation, 49.04% of the “Purchased Shares” issued on the “Closing Date” (as such terms are defined in the Stockholders Agreement) (as adjusted for stock splits, combinations, reclassifications and similar transactions but not conversion).

3.
Except as expressly waived hereby with respect to the Partial Redemption, the Certificate of Designation shall continue to be, and shall remain, in full force and effect in accordance with the provisions thereof.  To the extent the Redemption Date with respect to the Partial Redemption does not occur on or before February 28, 2011, the waivers contained in this Waiver and Consent Letter shall terminate in their entirety and the Certificate of Designation shall continue in full force and effect in accordance with the provisions thereof.  All redemptions of Series B Preferred other than the Partial Redemption shall remain subject to the provisions of the Certificate of Designation and the waivers contained in this Waiver and Consent Letter shall not apply to and shall have no effect on any redemption other than the Partial Redemption. This Waiver and Consent Letter shall not be deemed to be a waiver of, or consent to, any other term or condition of the Certificate of Designation or to prejudice any other rights or rights which the Company, the Stockholders or any holder of Series B Preferred other than the Stockholders may now have or may have in the future under or in connection with the Certificate of Designation or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

4.	This Waiver and Consent Letter shall be governed by and construed in accordance with the internal laws of the State of Delaware.

5.
The Stockholders shall provide the Company with prompt written notice of any transfer of any of the Redemption Shares prior to March 1, 2011 other than in connection with the Partial Redemption.  This Waiver and Consent Letter shall be binding on any successors and permitted transferees of the Stockholders.  The Stockholders and the Company each agree to take such further action as may be reasonably requested by the other to implement this Waiver and Consent Letter, including without limitation (a) in the case of the Stockholders, voting their shares of Series B Preferred to amend the Certificate of Designation in a manner consistent with this Waiver and Consent Letter if such amendment is determined by the Company to be necessary or desirable or (b) effecting the Partial Redemption through an alternative structure that is tax-neutral to all parties.

6.
This Waiver and Consent Letter may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Waiver and Consent Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, the parties have executed this Waiver and Consent Letter as of the day and year first above written.

MOVE, INC.

By:	/s/ Steven H. Berkowitz
Name:
Title:

ELEVATION PARTNERS, L.P.

By:	Elevation Associates, L.P., as General Partner

By:	Elevation Associates, L.P., as General Partner

By:	/s/ Fred D. Anderson
Name:	Fred D. Anderson
Title:	Managing Director

ELEVATION SIDE FUND, LLC

By:	Elevation Management, LLC, as Managing Member

By:	/s/ Fred D. Anderson
Name:	Fred D. Anderson
Title:	naging Director